CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,457,000	$166.97

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 26, 2012 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,457,000 Quarterly AutoCallable Notes due October 7, 2013 Linked to the Performance of a Basket of Commodities Global Medium-Term Notes, Series A, No. C-470

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date†:	September 26, 2012

Issue Date†:	October 1, 2012

Final Valuation Date†:	October 2, 2013*

Maturity Date†:	October 7, 2013* (resulting in a term to maturity of approximately 1 year)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket comprised of futures contracts for the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:

Commodities	Bloomberg ticker symbol	Weight	Initial Price
Corn, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement and “Description of the Reference Asset” herein.	C 1 <Comdty>	1/3	US cents 724.75 per bushel
Wheat, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement “Description of the Reference Asset” herein.	W 1 <Comdty>	1/3	US cents 869.25 per bushel
Soybeans, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement “Description of the Reference Asset” herein.	S 1 <Comdty>	1/3	US cents 1,573.00 per bushel

Automatic Call:	On any Call Valuation Date, if the Final Basket Level is greater than or equal to the Initial Basket Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable call price payable on the applicable Call Redemption Date.

Call Valuation Dates†*:	December 26, 2012 (the first Call Valuation Date), March 26, 2013 (the second Call Valuation Date), June 26, 2013 (the third Call Valuation Date) and October 2, 2013 (the final Call Valuation Date)

Call Redemption Dates†*:	The third Business Day after the applicable Call Valuation Date, provided that the Call Redemption Date with respect to the final Call Valuation Date shall be the Maturity Date.

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•      4.125% × $1,000 if called on the first Call Valuation Date

•      8.25% × $1,000 if called on the second Call Valuation Date

•      12.375% × $1,000 if called on the third Call Valuation Date

•      16.50% × $1,000 if called on the final Call Valuation Date

Protection Level:	85% of the Initial Basket Level

Payment at Maturity:

If the Notes are not automatically called, you will receive at maturity

(i)      if the Final Basket Level is equal to or above the Protection Level and is less than the Initial Basket Level, a cash payment equal to the principal amount of the Notes

(ii)     if the Final Basket Level is below the Protection Level, a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

You may lose some or all of your investment at maturity. If the Final Basket Level of the Reference Asset closes below the Protection Level on the final Call Valuation Date, your Notes will be fully exposed to any declines of the Reference Asset from the Initial Basket Level and you may lose some or all of your investment. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Basket Level to the Basket Level on any Call Valuation Date, calculated as follows: Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the Initial Valuation Date.

Basket Level:

The Basket Level on any Call Valuation Date will be calculated as follows:

100 x [1 + (Corn return × 1/3) + (Soybean return × 1/3) + (Wheat return × 1/3)]

The Corn, Soybean and Wheat returns set forth in the formula above reflect the performance of the basket components, which are each calculated as described under “Commodity Return” below. The Basket Level on the final Call Valuation Date will be the “Final Basket Level”.

Commodity Return:

For each basket component, the performance of the such basket component from its Initial Price to the Final Price, calculated as follows:

Final Price – Initial Price
Initial Price

Where,

Initial Price = the settlement price for each basket component which, in each case, is the settlement price on the Initial Valuation Date, determined as described under “Reference Asset” above.

Final Price = the settlement price for each basket component which, in each case, is the settlement price on the Final Valuation Date, determined as described under “Reference Asset” above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741THB6 and US06741THB61

†

Expected. In the event we make any change to the expected initial valuation date or the issue date, the call valuation dates, call redemption dates, final valuation date and maturity date will be changed so that the stated term of the Notes remains the same. If the initial valuation date is not a scheduled trading day, it will be the next succeeding scheduled trading day; however, all other dates shall remain the same unless otherwise postponed.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.00%	99.00%
Total	$1,457,000	$14,570	$1,442,430

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.00% of the principal amount of the notes, or $10 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each “Table of Hypothetical Values” below demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the Reference Asset, based on certain percentage changes between the Initial Basket Level and the Final Basket Level of the Reference Asset, in each case assuming the Notes are held to maturity and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges) as well as certain additional assumptions outlined below.

In each “Table of Hypothetical Values” some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the tables were determined.

If the Final Basket Level is at or above the Initial Basket Level on any Call Valuation Date, the Notes will be automatically called for redemption at a cash payment per $1,000 principal amount Note equal to the applicable call price on the applicable Call Redemption Date. The applicable call price is determined as follows:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•	4.125% x $1,000 if called on the first Call Valuation Date

•	8.25% x $1,000 if called on the second Call Valuation Date

•	12.375% x $1,000 if called on the third Call Valuation Date

•	16.50% x $1,000 if called on the final Call Valuation Date

If the Notes are not automatically called, the Final Basket Level will be determined on the Final Valuation Date and you will receive a payment at maturity as follows:

•	If the Final Basket Level on the Final Valuation Date is equal to or above the Protection Level and is less than the Initial Basket Level, a cash payment equal to the principal amount of the Notes.

•

If the Final Basket Level on the Final Valuation Date is below the Protection Level, a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x (Reference Asset Return)]

Assumptions:

•	Purchase of $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price; which are held to maturity if the Notes are not automatically called.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

PS–3

Reference Asset: A basket comprised of futures contracts for corn, soybeans and wheat

Basket Component Weightings: 1/3 for Corn, 1/3 for soybeans and 1/3 for wheat

Initial Basket Level: 100

Protection Level: 85, which is 85% of the Initial Basket Level

Call Valuation Dates: December 26, 2012 (the first Call Valuation Date), March 26, 2013 (the second Call Valuation Date), June 26, 2013 (the third Call Valuation Date) and October 2, 2013 (the final Call Valuation Date)

Maturity Date: October 7, 2013

The call premium percentage for the first Call Valuation Date: 4.125%

The call premium percentage for the second Call Valuation Date: 8.25%

The call premium percentage for the third Call Valuation Date: 12.375%

The call premium percentage for the final Call Valuation Date: 16.50%

Table of Hypothetical Values

If Notes are Called in Respect of the First Call Valuation Date

Reference Asset Return	Basket Level	Call Price	Value of Direct Investment in the Reference Asset
+100%	200	$1,041.25	$2,000.00
+ 90%	190	$1,041.25	$1,900.00
+ 80%	180	$1,041.25	$1,800.00
+ 70%	170	$1,041.25	$1,700.00
+ 60%	160	$1,041.25	$1,600.00
+ 50%	150	$1,041.25	$1,500.00
+ 40%	140	$1,041.25	$1,400.00
+ 30%	130	$1,041.25	$1,300.00
+ 20%	120	$1,041.25	$1,200.00
+ 10%	110	$1,041.25	$1,100.00
+ 5%	105	$1,041.25	$1,050.00

0%	100	$1,041.25	$1,000.00

- 5%	95	–	$950
- 10%	90	–	$900
- 20%	80	–	$800
- 30%	70	–	$700
- 40%	60	–	$600
- 50%	50	–	$500
- 60%	40	–	$400
- 70%	30	–	$300
- 80%	20	–	$200
- 90%	10	–	$100
- 100%	0	–	$0

If the Basket Level on the first Call Valuation Date is equal to or greater than the Initial Basket Level, the Notes are automatically called and you will receive on the Call Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $41.25, regardless of the performance of the Reference Asset on the Final Valuation Date. Your total return on each $1,000 principal investment in the Notes in this scenario would be $41.25 per $1,000 principal amount. If the Basket Level is less than the Initial Basket Level on the first Call Valuation Date, your Notes will not be redeemed.

PS–4

Table of Hypothetical Values

If Notes are Called in Respect of the Second Call Valuation Date

Reference Asset Return	Basket Level	Call Price	Value of Direct Investment in the Reference Asset
+100%	200	$1,082.50	$2,000.00
+ 90%	190	$1,082.50	$1,900.00
+ 80%	180	$1,082.50	$1,800.00
+ 70%	170	$1,082.50	$1,700.00
+ 60%	160	$1,082.50	$1,600.00
+ 50%	150	$1,082.50	$1,500.00
+ 40%	140	$1,082.50	$1,400.00
+ 30%	130	$1,082.50	$1,300.00
+ 20%	120	$1,082.50	$1,200.00
+ 10%	110	$1,082.50	$1,100.00
+ 5%	105	$1,082.50	$1,050.00

0%	100	$1,082.50	$1,000.00

- 5%	95	–	$950
- 10%	90	–	$900
- 20%	80	–	$800
- 30%	70	–	$700
- 40%	60	–	$600
- 50%	50	–	$500
- 60%	40	–	$400
- 70%	30	–	$300
- 80%	20	–	$200
- 90%	10	–	$100
- 100%	0	–	$0

If the Basket Level on the second Call Valuation Date is equal to or greater than the Initial Basket Level, the Notes are automatically called and you will receive on the Call Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $82.50, regardless of the performance of the Reference Asset on the Final Valuation Date. Your total return on each $1,000 principal investment in the Notes in this scenario would be $82.50 per $1,000 principal amount. If the Basket Level is less than the Initial Basket Level on the second Call Valuation Date, your Notes will not be redeemed.

Table of Hypothetical Values

If Notes are Called in Respect of the Third Call Valuation Date

Reference Asset Return	Basket Level	Call Price	Value of Direct Investment in the Reference Asset
+100%	200	$1,123.75	$2,000.00
+ 90%	190	$1,123.75	$1,900.00
+ 80%	180	$1,123.75	$1,800.00
+ 70%	170	$1,123.75	$1,700.00
+ 60%	160	$1,123.75	$1,600.00
+ 50%	150	$1,123.75	$1,500.00
+ 40%	140	$1,123.75	$1,400.00
+ 30%	130	$1,123.75	$1,300.00
+ 20%	120	$1,123.75	$1,200.00
+ 10%	110	$1,123.75	$1,100.00
+ 5%	105	$1,123.75	$1,050.00

0%	100	$1,123.75	$1,000.00

- 5%	95	–	$950
- 10%	90	–	$900
- 20%	80	–	$800
- 30%	70	–	$700
- 40%	60	–	$600
- 50%	50	–	$500
- 60%	40	–	$400
- 70%	30	–	$300
- 80%	20	–	$200
- 90%	10	–	$100
- 100%	0	–	$0

PS–5

If the Basket Level on the third Call Valuation Date is equal to or greater than the Initial Basket Level, the Notes are automatically called and you will receive on the Call Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $123.75, regardless of the performance of the Reference Asset on the Final Valuation Date. Your total return on each $1,000 principal investment in the Notes in this scenario would be $123.75 per $1,000 principal amount. If the Basket Level is less than the Initial Basket Level on the third Call Valuation Date, your Notes will not be redeemed.

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call

Valuation Date, Second Call Valuation Date and the

Third Call Valuation Date

		-
Reference Asset Return	Basket Level	Call Price	Value of Direct Investment in the Reference Asset
+100%	200	$1,165.00	$2,000.00
+ 90%	190	$1,165.00	$1,900.00
+ 80%	180	$1,165.00	$1,800.00
+ 70%	170	$1,165.00	$1,700.00
+ 60%	160	$1,165.00	$1,600.00
+ 50%	150	$1,165.00	$1,500.00
+ 40%	140	$1,165.00	$1,400.00
+ 30%	130	$1,165.00	$1,300.00
+ 20%	120	$1,165.00	$1,200.00
+ 10%	110	$1,165.00	$1,100.00
+ 5%	105	$1,165.00	$1,050.00

0%	100	$1,165.00	$1,000.00

- 5%	95	$1,000.00	$950.00
- 10%	90	$1,000.00	$900.00
- 15%	85	$1,000.00	$850.00
- 20%	80	$800.00	$800.00
- 30%	70	$700.00	$700.00
- 40%	60	$600.00	$600.00
- 50%	50	$500.00	$500.00
- 60%	40	$400.00	$400.00
- 70%	30	$300.00	$300.00
- 80%	20	$200.00	$200.00
- 90%	10	$100.00	$100.00
- 100%	0	$0.00	$0

If Notes are not called in respect of the first Call Valuation Date, second Call Valuation Date and the third Call Valuation Date and the Final Basket Level is at or above the Initial Basket Level on the final Call Valuation Date, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $165.00. Your total return on each $1,000 principal investment in the Notes in this scenario would be $165.00 per $1,000 principal amount.

If Notes are not automatically called and the Final Basket Level is below the Initial Basket Level but at or above the Protection Level on the Final Valuation Date, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,000. Your return on the Notes would be equal to 0.00%.

If Notes are not automatically called and the Final Basket Level is below the Protection Level on the Final Valuation Date, you will receive on the Maturity Date a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return. Your return on the Notes would be equal to the Reference Asset Return, and, as a result, you can lose your entire investment in the Notes.

PS–6

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Call Valuation Dates, Call Redemption Dates, Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement with respect to the Reference Asset; and

•

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation” in the prospectus supplement.

•

Limited Protection Against Loss—If the Notes are called or the Final Basket Level of the Reference Asset on the Final Valuation Date does not fall below the Protection Level, you will be entitled to receive at least the full principal amount of your Notes at maturity or on the Call Redemption Date as applicable. But if the Notes are not called and the Final Basket Level of the Reference Asset on the Final Valuation Date is below the Protection Level, for every 1% that the Reference Asset has declined from the Initial Basket Level you will lose an amount equal to 1% of the principal amount of your Notes, and, as a result, you can lose your entire investment in the Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” under “Selected Risk Considerations” in this pricing supplement.

•

Potential Early Exit—While the original term of the Notes is approximately one year, the Notes will be automatically called if the Basket Level of the Reference Asset is at or above the Initial Basket Level on any Call Valuation Date. Please see “Potential Early Exit” under “Selected Risk Considerations” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss if you have a holding period in respect of your Notes of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include

PS–7

any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and the Final Basket Level of the Reference Asset on the Final Valuation Date declines by more than 15% compared to the Initial Basket Level, you will lose 1% of your principal amount for every 1% decline in the Final Basket Level compared to the Initial Basket Level. In this scenario, you may lose some or all of your investment at maturity.

•

Limited Return on the Notes—Your potential gain on the Notes will be limited to the applicable call premium for the applicable Call Valuation Date, as set forth on the cover of this pricing supplement, regardless of the appreciation in the level of the Reference Asset, which may be significant.

•

Potential Early Exit—While the original term of the Notes is approximately one year, the Notes will be automatically called if the basket level of the Reference Asset is at or above the Initial Basket Level on any Call Valuation Date. If the Notes are called, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this pricing supplement. You will not be entitled to any appreciation in the Reference Asset on the Final Valuation Date, which may be significant.

•

Limited Appreciation Potential—If the Basket Level is greater than or equal to the Initial Basket Level on a Call Valuation Date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to: (i) 4.125% multiplied by $1,000 if your Notes are automatically called in respect of the first Call Valuation Date, (ii) 8.25% multiplied by $1,000 if your Notes are automatically called in respect of the second Call Valuation Date, (iii) 12.375% multiplied by $1,000 if your Notes are automatically called in respect of the third Call Valuation Date (iv) 16.50% multiplied by $1,000 if your Notes are automatically called in respect of the final Call Valuation Date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

The Payment at Maturity of Your Notes is Not Based on the Basket Level of the Reference Asset at Any Time Other than the Basket Level on Each Call Valuation Date, Including the Final Valuation Date—The Basket Level of the Reference Asset and the Reference Asset Return will be based solely on the Basket Level of the Reference Asset on each Call Valuation Date, including the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the Basket Level of the Reference Asset drops below the Initial Basket Level on any Call Valuation Date, including the Final Valuation Date, you will not be entitled to a return in respect of the call premium applicable to such Call Valuation Date and the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the Basket Level of the Reference Asset at a time when the Basket Level of the Reference Asset was at or above the Initial Basket Level. Similarly, if the Basket Level of the Reference Asset drops below the Protection Level on the Final Valuation Date, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the Basket Level of the Reference Asset at a time when the Basket Level of the Reference Asset was at or above the Protection Level.

•	No Interest or Other Rights—As a holder of the Notes, you will not receive interest payments.

•

Owning the Notes is not the Same as Owning the Commodities Underlying the Reference Asset, Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the Reference Asset, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Changes in the Prices of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price of one or more of the basket components increases, the settlement price of other basket components may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the price of one basket component may be moderated, or more than offset, by lesser increases or declines in the price of the other basket components.

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Reinvestment risk—If your Notes are automatically called prior to the final Call Valuation Date, the term of the Notes could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to maturity.

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The Notes May be Subject to Certain Risks Specific to Corn, Wheat and Soybeans as Commodities—Corn, soybeans and wheat are agricultural commodities and are also grains. Consequently, in addition to factors affecting commodities generally that are described above, the Notes may be affected by a number of additional factors specific to agricultural commodities and grains, and in particular to corn, soybeans and wheat, that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	changes in ethanol demand;

•	planting decisions; and

•	changes in demand for agricultural products or grains, and in particular corn, soybeans and wheat, both with end users and as inputs into various industries.

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These factors interrelate in complex ways, and the effect of one factor on the price of the commodities underlying the Reference Asset, and the market value of the Notes linked to the Reference Asset, may offset or enhance the effect of another factor.

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The Notes Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities—The Notes will reflect a return on based on the performance of the relevant CBOT-traded corn, wheat or soybeans futures contract and do not provide exposure to corn, soybeans or wheat spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets underlying the Basket are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Reference Asset, therefore, the value of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected performance of the Reference Asset and the basket components;

•	volatility of the Reference Asset, the basket components and of the commodities markets;

•	prevailing spot prices;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the price of the Reference Asset and the basket components; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Changes in Supply and Demand in the Market for Agricultural Futures Contracts such as Corn, Soybeans and Wheat May Adversely Affect the Value of the Notes—As described in further detail under “Description of the Reference Asset” in this pricing supplement, the price of corn, wheat or soybeans, for purposes of determining the value of your Notes, will be calculated by reference to the settlement price for a particular corn, wheat or soybeans futures contract, respectively as traded on the Chicago Board of Trade (“CBOT”). The relevant futures contract for purposes of determining the settlement price of the Reference Asset will be the CBOT-traded corn, wheat or soybeans futures contract expiring in either the first nearby month or, if the specified valuation Date (including the Final Valuation Date) falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month.

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Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a corn futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding corn futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the specified valuation Date occurs, the value of the Reference Asset underlying the Notes may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Notes may be less than would otherwise be the case if the Reference Asset had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes—Commodity futures contracts included in the basket are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets. Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (the “CFTC”), to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted. While the CFTC has proposed and adopted many of the required regulations, the Dodd-Frank regulatory scheme has not yet been implemented and the ultimate nature, scope and impact of the regulations on the markets and market participants cannot yet be determined.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation and the CFTC has adopted such rules, although they have not yet become effective. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. Industry trade groups have filed a lawsuit against the CFTC challenging the rules adopted by the CFTC on position limits, and the outcome of that litigation is yet to be seen as of the date of this filing. If the CFTC prevails in the lawsuit and the rules on position limits are upheld, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity and increase market volatility in the commodities futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity, increase volatility and adversely affect prices.

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority, the successor to the Committee of European Securities Regulators, which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” The scope of the final regulations and the degree to which member states will be allowed discretion in implementing the directive is yet to be seen. If these regulations are adopted, including, for example, regulations requiring position limits, they could substantially reduce liquidity and increase volatility in the commodities futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity.

Description of the Reference Asset

The Reference Asset consists of a basket of futures contracts for corn, wheat and soybeans, which are weighted at 1/3 of the Basket. As described in further detail under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement, the price of

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corn, wheat and soybeans for purposes of determining the value of your Notes will each be calculated by reference to the settlement price for a particular corn, wheat or soybeans futures contract, respectively, each of which is traded on the Chicago Board of Trade (“CBOT”). The relevant futures contract for purposes of determining the settlement price of corn, wheat or soybeans will be the CBOT-traded futures contract for corn, wheat or soybeans (respectively) expiring in either the first nearby month or, if the relevant valuation date falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month.

Each CBOT-traded corn, wheat or soybeans futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn, wheat or soybeans futures option contract is a legally binding agreement for the buying or selling of the right to purchase one futures contract for corn, wheat or soybeans (of a specified month). The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Historical Information

The following graphs sets forth the historical performance of the Reference Asset based on the daily settlement prices of the basket components from January 7, 2002 through September 26, 2012. The settlement price for each of corn, soybeans and wheat, for historical purposes only, was US cents 724.75 per bushel, US cents 1,573.00 per bushel and US cents 869.25 per bushel, respectively, on September 26, 2012.

We obtained the settlement prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement prices of the basket components on any Call Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

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